SPECIAL POWER OF ATTORNEY

THE STATE OF WASHINGTON


COUNTY OF KING

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Shelia
Liane Wilson of 2532 1st Ave. N. Seattle, Washington, do hereby appoint each of Kent H. Roberts, Stephen C. Richards, Roger A. Crabb and Jennefer Koopman, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare,
sign and file Forms 4 and Forms 5 with the Securities and Exchange
Commission.

This instrument is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I hereunto set my hand this 30th day of September, 2002.

/s/ Shelia Liane Wilson